UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2011

IPC THE HOSPITALIST COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33930	No. 95-4562058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4605 Lankershim Boulevard, Suite 617

North Hollywood, California

(Address of principal executive offices, including Zip Code)

(888) 447-2362

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4)

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Dr. Kerry E. Weiner, age 59, was appointed Chief Clinical Officer of the Company, effective as of March 31, 2011. Dr. Weiner will lead the clinical functions of the Company and is charged with continuing the development of hospitalist leaders throughout IPC. From 2009 until 2011, Dr. Weiner held the position of Chief Medical Officer for the Lakeside Medical Organization Group, a multispecialty group of 130 physicians and an IPA (Independent Practice Association) of approximately 2,200 physicians. A co-founder of Lakeside Medical Organization Group, Dr. Weiner served as president of the integrated medical group for 14 years. Dr. Weiner received his medical degree, masters in public health and bachelor’s degree from the University of California, Los Angeles. There are no arrangements or understandings between Dr. Weiner and any other person pursuant to which he was appointed as the Chief Clinical Officer. Dr. Weiner has no family relationship with any executive officers or directors of the Company. In addition, there have been no transactions, since the beginning of the Company’s current fiscal year regarding Dr. Weiner that are required to be disclosed under Item 404(a) of Regulation S-K.

The Company entered into an employment agreement, effective March 31, 2011, with Dr. Kerry E. Weiner to serve as the Chief Clinical Officer of the Company. The employment agreement specifies that Dr. Weiner’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Effective March 31, 2011, Dr. Weiner’s annual base salary was set at $350,000. Also, on March 31, 2011 Dr. Weiner received an initial option to purchase 35,000 shares of our common stock in accordance with the 2007 Equity Participation Plan. Such options vests 25% on the first anniversary of the grant date and in equal monthly installments thereafter over the following three years. In addition, Dr. Weiner is eligible to receive an annual bonus that has a target equal to 40% of his base salary; provided that the actual amount payable is to be determined upon the satisfaction of goals and objectives established by the Compensation Committee.

Under the terms of Dr. Weiner’s employment agreement, in the event that Dr. Weiner’s employment is terminated by us without cause or by Dr. Weiner for good reason, Dr. Weiner will be entitled to receive (1) continuation of his base salary for 12 months following his termination, (2) payment of any earned but unpaid bonuses, including any pro rata bonus earned during the then current fiscal year, and (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as he received during employment. In the event that Dr. Weiner dies or is terminated due to permanent disability, Dr. Weiner shall be entitled to receive (1) continuation of up to 75% of the base salary for 12 following his death or permanent disability, (2) a lump sum cash payment equal to the value of the cost to the Company for providing life and disability insurance for a period of 12 months, (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as Dr. Weiner and his covered dependents received during employment and (4) the pro rata portion of the annual bonus earned during the then current fiscal year. In the event Dr. Weiner terminates his employment for good reason or is terminated by us without cause or his employment is terminated due to permanent disability or death, and he has been employed by us for over five years, we will continue to provide coverage under our health and dental programs for Dr. Weiner and his covered dependents for a period until both Dr. Weiner and his spouse at the time of termination become eligible for Medicare coverage.

Dr. Weiner has also been designated as a participant in the 2011 Executive Change in Control Plan. The newly adopted plan is substantially the same as our 2008 Executive Change in Control Plan, except that the newly adopted plan does not include change-in-control tax gross-up payments. In the event that Dr. Weiner qualifies for payments under both the 2011 Executive Change in Control Plan and his employment agreement, Dr. Weiner will be entitled to the greater benefits provided by either the 2011 Executive Change in Control Plan or his employment agreement.

Pursuant to the 2011 Executive Change in Control Plan, Dr. Weiner shall be entitled to receive certain severance benefits if his employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 18 months following a change in control.

In connection with such change in control termination, Dr. Weiner will receive 12 months of his base salary plus one times his annual target short-term incentive bonus for the year in which the termination occurs. In addition, Dr. Weiner will be eligible to receive 12 months of continued health and dental coverage on the same terms as he received such benefits during employment. In connection with such change in control termination, any options outstanding on the date of termination held by Dr. Weiner will vest immediately at the time of such termination.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated April 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPC THE HOSPITALIST COMPANY, INC.

Date: April 5, 2011	By:	/s/ Adam D. Singer, M.D.
Adam D. Singer, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated April 4, 2011.